                                                                    EXHIBIT 11.1

            STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE

                                                            FOR THE YEAR ENDED
                                                               DECEMBER 31,
                                                            -------------------
                                                              1996      1995
                                                            --------- ---------
                                                              (IN THOUSANDS,
                                                             EXCEPT PER SHARE
                                                                   DATA)
Net income................................................. $   5,025 $     317
                                                            ========= =========
Weighted average number of shares outstanding:
  Common stock.............................................    24,800    16,148
  Preferred stock, as if converted.........................     5,043     7,715
Number of common stock equivalents as a result of stock
 options outstanding using the treasury stock method.......     3,888     1,188
Number of common stock issued and stock options granted in
 accordance with SAB No. 83................................     2,936     7,628
                                                            --------- ---------
  Shares used in net income per share computation..........    36,667    32,679
                                                            ========= =========
  Net income per share..................................... $    0.14 $    0.01
                                                            ========= =========

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Note:
All share and per share amounts for all periods presented have been restated to reflect a two-for-one stock split (effected in the form of a stock dividend) which was effective December 19, 1996.